Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 4th Quarter and Year 2013

Non-Performing Assets Reduced by 56.3% During 2013

Focusing on Growth after Recapitalization as Capital Ratios Exceed Targets

LOS ANGELES, CA — (BUSINESS WIRE) — March 27, 2014 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $41 thousand for the fourth quarter ended December 31, 2013, compared to a net loss of $650 thousand for the comparable period in 2012.  Loss allocable to common stockholders was $41 thousand, or less than $.01 per diluted common share, for the fourth quarter of 2013 compared to a loss of $1.1 million, or $0.57 per diluted common share, for the fourth quarter of 2012.

For the year ended December 31, 2013, the Company reported a net loss of $301 thousand, which included a gain of $1.2 million on the restructuring of debt, compared to net income of $588 thousand for the same period in 2012, which included a gain of $2.5 million from the sale of the Company’s former headquarters building.  Loss allocable to common stockholders for the year ended December 31, 2013 was $1.1 million, or $0.13 per diluted common share, compared to a loss of $693 thousand, or $0.38 per diluted common share, for the year ended December 31, 2012.  During the third quarter of 2013, all of the Company’s preferred stock was exchanged into common shares.

Chief Executive Officer, Wayne Bradshaw stated, “I am pleased to announce that we achieved our major goals for calendar 2013, which represents a pivotal year in Broadway’s history.  On the operating side of our business, we successfully reduced our non-performing assets by over 56%.  On the capital side of the Company, we completed the Recapitalization and related financing activities that strengthened both the Bank and the Company.  At year end, the Bank’s Tier 1 capital ratio was 10.24% and its Total Risk-Based Capital ratio was 16.95%.  The Company now has a simple equity capital structure with only common stock and non-voting common stock outstanding and reduced liabilities.  In addition, the Recapitalization allowed us to reduce the Company’s annual servicing requirement for its debt and preferred stock by $1.2 million.

Since the end of the year, we have further reduced our non-performing assets while rebuilding our loan portfolio.  In addition, we obtained conditional approval of our proposal to extend the maturity of our subordinated debentures until March 17, 2024, in exchange for payment of a portion of the principal of the debentures and payment of all accrued interest on the debentures through the effective date of the extension.  As a result, we are moving forward to satisfy the conditions for the extension, including requirements to raise at least $6.0 million of equity capital, obtain approvals from our regulators and senior lender, and prepare an appropriate supplemental indenture and other related documentation.

Looking ahead, we will continue to rebuild our loan portfolio in order to generate net interest income, with a particular focus on loans in three categories that are consistent with our mission to serve low-to-moderate income communities in Southern California: multi-family residential properties, particularly those properties that are smaller than the projects pursued by money center and larger regional banks, investor-owned single family residential properties owned by borrowers with prime credit ratings, and owner-occupied commercial real estate.

We are confident in our ability to execute our strategic and capital plans and remain vigilant in our efforts to grow the Company and increase value for our stockholders.”

Earnings Summary

During the first three quarters of 2013, we were primarily focused on reducing problem assets and completing the Recapitalization of the Company.  Our average interest-earning assets in 2013 were $53.2 million lower than in 2012, which impacted our total interest income throughout the year.  In the fourth quarter, interest income decreased $420 thousand, or 9.36%, to $4.1 million compared to $4.5 million during the fourth quarter of 2012.  This decrease was due to a decrease of $49.8 million in average interest-earning assets in the fourth quarter of 2013 as compared to the fourth quarter of 2012, primarily reflecting a decrease of $39.7 million in the average balance of loans receivable.

The reduction in the average size of the loan portfolio reflected the Company’s strategy to improve the quality of its assets, in part through asset sales and loan payoffs of certain categories of loans, such as loans secured by church properties.  During 2013, we sold $15.5 million of non-performing loans (“NPLs”) and $4.6 million of NPLs were paid off or returned to accrual status.  The resulting improvement in the quality of our loan portfolio increased the average yield on our loans and our interest rate margin during the fourth quarter of 2013.  During the fourth quarter, the average yield on our loans increased to 5.99% from 5.75% in the fourth quarter of 2012 and our interest rate margin increased to 3.73% from 3.29% during the same period.

In the second half of 2013, we began refocusing on loan originations, primarily loans secured by multi-family residential properties, to improve the yield on our interest-earning assets and grow total interest income.  See “Balance Sheet Summary” below.  This focus on loan originations in the second half of the year allowed us to rebuild our year end gross loans receivable held for investment to an amount that was only $6.2 million lower than the balance at the end of 2012, even though our average balance of loans receivable held for investment during the year declined by $60.1 million.  We intend to continue financing loan growth in the near term by using excess federal funds sold, which will increase our interest rate spread and margin.

Interest expense decreased $366 thousand, or 25.65%, to $1.1 million for the fourth quarter of 2013 from $1.4 million for the fourth quarter of 2012.  The decrease in interest expense was primarily attributable to a decrease of $43.9 million in the average balance of deposits from $260.9 million for the fourth quarter of 2012 to $217.0 million for the fourth quarter of 2013, which resulted in a reduction of $138 thousand in interest expense.  Additionally, the average cost of deposits decreased 11 basis points from 1.05% for the fourth quarter of 2012 to 0.94% for the fourth quarter of 2013, which resulted in a reduction of $35 thousand in interest expense.  The decreases in the average balance and average cost of deposits reflect the maturities of certificates of deposit bearing higher rates.  Also contributing to the decrease in interest expense during 2013 was a lower average balance and average cost of FHLB advances.  The average balance of FHLB advances decreased $2.2 million, from $81.8 million for the fourth quarter of 2012 to $79.6 million for the fourth quarter of 2013, which resulted in a decrease of $15 thousand in interest expense.  The average cost of FHLB advances decreased 20 basis points, from 2.73% for the fourth quarter of 2012 to 2.53% for the fourth quarter of 2013, which resulted in a decrease of $41 thousand in interest expense.  We decreased the average cost of FHLB advances primarily by refinancing $28.0 million of higher costing FHLB advances in the second quarter of 2013.

Net interest income before provision for loan losses for the fourth quarter of 2013 was $3.0 million, which represented a decrease of $54 thousand, or 1.76%, from the fourth quarter of 2012.  The decrease in net interest income was primarily attributable to the net decrease of $49.8 million in average interest-earning assets described above, offset in part by the improvement of 44 basis points in net interest margin in the quarter compared to the fourth quarter of 2012.

For the year ended December 31, 2013, net interest income before provision for loan losses totaled $11.1 million, down $2.4 million, or 17.55%, from $13.5 million of net interest income before provision for loan losses for the same period a year ago.  The decrease of $2.4 million in net interest income primarily resulted from the decrease of $53.2 million in average interest-earning assets during the year and a decrease of 15 basis points in net interest margin.

We did not record a provision for loan losses for the fourth quarter of 2013 or 2012.  For the year ended 2013, our provision for loan losses totaled $414 thousand, compared to $1.2 million of provision for loan losses for the year ended 2012.  The decrease in the provision for loan losses during 2013 primarily reflected the improvement in our asset quality and lower loan charge-offs in 2013, as well as a decrease of $6.2 million in our gross loan portfolio from one year ago.

Non-interest income for the fourth quarter of 2013 increased $77 thousand from the fourth quarter of 2012 primarily due to higher net gains of $118 thousand on sales of real estate owned (“REO”), which was partially offset by lower service charges on deposit accounts.

Non-interest income for the year 2013 decreased $1.0 million from $3.1 million for 2012 to $2.1 million for 2013.  Non-interest income during 2012 primarily reflected a gain of $2.5 million on the sale of our headquarters building in the second quarter of 2012, whereas non-interest income in 2013 reflected the gain on the restructuring of our senior debt in August 2013 of $1.2 million.  The gain on debt restructuring represents a portion of the accrued interest expense of $1.8 million that was forgiven on the senior debt as part of the Recapitalization.  The balance of the interest forgiven, $535 thousand, was added to the amount of the obligation reported on the Company’s balance sheet in accordance with Accounting Standards Codification (“ASC”) 470-60 - Troubled Debt Restructurings by Debtors, and is being amortized to interest expense over the remaining life of the restructured senior loan.  Also contributing to lower non-interest income in 2013 was a reduction of $180 thousand in net gains on sales of REO compared to 2012.  These decreases in non-interest income were partially offset by an increase of $363 thousand in net gains on sales of loans in 2013 as compared to 2012.

Non-interest expense for the fourth quarter of 2013 decreased $604 thousand from $3.9 million for the fourth quarter of 2012 to $3.3 million for the fourth quarter of 2013.  The decrease of $604 thousand in non-interest expense was primarily due to a decrease of $433 thousand in the provision for losses on REO, a decrease of $160 thousand in compensation and benefits expense, and a decrease of $70 thousand in other expenses, primarily lower expenses for owning and marketing REO, which were partially offset by higher corporate insurance expense, and higher legal expense, SEC filing costs and NASDAQ fees primarily related to the Recapitalization.

Non-interest expense for the year 2013 decreased $884 thousand from $14.0 million for the year 2012 to $13.1 million for the year 2013.  The decrease in non-interest expense during 2013 was primarily due to a decrease of $628 thousand in the provision for losses on REO, a decrease of $393 thousand in compensation and benefits expense primarily reflecting fewer full-time equivalent employees in 2013, a decrease of $109 thousand in FDIC insurance premium expense primarily reflecting a decrease of $42.7 million in deposits during 2013 and a decrease of $45 thousand in occupancy expense.  These decreases in non-interest expense were partially offset by an increase of $237 thousand in the provision for losses on loans held for sale, primarily reflecting the fair value write downs of non-performing loans that were sold during the year, and an increase of $169 thousand in professional services expense, primarily reflecting higher legal and consulting fees related to the Recapitalization of the Company.  During 2013, we charged

$135 thousand to professional services expense for legal and consulting fees related to the Recapitalization and other activities associated with executing our capital plan.

Balance Sheet Summary

Total assets were $332.5 million at December 31, 2013, which represented a decrease of $41.2 million, or 11.03%, from December 31, 2012.  During 2013, cash and cash equivalents decreased by $6.2 million, securities decreased by $4.0 million, loans held for sale decreased by $19.1 million, net loans held for investment decreased by $3.9 million, REO decreased by $6.1 million and other assets decreased by $1.7 million.

Our gross loan portfolio decreased by $6.2 million to $256.9 million at December 31, 2013 from $263.1 million at December 31, 2012.  The decrease of $6.2 million in our loan portfolio since the end of 2012 consisted of a decrease of $11.3 million in our one-to-four family residential real estate loan portfolio, a decrease of $14.4 million in our commercial real estate loan portfolio, a decrease of $8.3 million in our church loan portfolio, a decrease of $311 thousand in our construction loan portfolio and a decrease of $1.8 million in our commercial loan portfolio, which were partially offset by an increase of $29.9 million in our multi-family residential real estate loan portfolio.  We have begun to rebuild our loan portfolio to increase interest income and the yield on our assets and are focusing our efforts on loans secured by multi-family residential properties that are generally below the size that money center and larger regional banks prefer.

Loan originations, including loan purchases of $10.6 million, totaled $49.1 million for the year ended December 31, 2013, compared to $20.5 million for the year ended December 31, 2012.  Loan repayments for the year ended December 31, 2013 totaled $50.4 million, compared to $70.6 million for the year ended December 31, 2012.  Loan charge-offs during the 2013 totaled $2.8 million, compared to charge-offs of $7.1 million during 2012.  Loans transferred to REO during 2013 totaled $2.3 million, compared to $9.8 million during 2012.  Loans transferred to loans held for sale during 2013 totaled $7.3 million, which primarily consisted of multi-family and commercial real estate loans that we sold in a bulk sale consummated in the second quarter.  Loans transferred to loans held for sale during 2012 totaled $9.7 million, which primarily consisted of one-to-four family residential real estate loans that we sold in the first quarter of 2013.  During the third quarter of 2013, $7.4 million of loans held for sale were transferred to held for investment as these loans are no longer to be marketed for sale.  All of the loans transferred to held for investment were performing loans.

There were no loans held for sale at December 31, 2013 compared to $19.1 million of loans held for sale at December 31, 2012.  The $19.1 million decrease during 2013 was primarily due to sales of non-performing and classified loans totaling $16.5 million.  In addition, we transferred $7.4 million of performing loans held for sale to held for investment in the third quarter, transferred $753 thousand of loans to REO and received repayments of $1.5 million.  During the first quarter of 2013, we transferred $7.3 million of non-performing multi-family and commercial real estate loans from the held for investment loan portfolio to the held for sale portfolio in connection with a bulk sale consummated in the second quarter of 2013.

Deposits totaled $214.4 million at December 31, 2013, down $42.7 million, or 16.60%, from December 31, 2012.  This reflects our efforts to improve our net interest margin by reducing higher costing certificates of deposit and lower yielding cash and cash equivalents.  During 2013, CDs decreased by $39.9 million and represented 60.66% of total deposits at December 31, 2013, compared to 66.12% of total deposits at December 31, 2012.  Of the $39.9 million decrease in CDs during 2013, $31.8 million represented higher rate deposits from a deposit listing service, and $1.4 million were from brokered deposits.  Additionally, core deposits (NOW, demand, money market and passbook accounts) decreased by $2.8 million during 2013 and represented 39.34% of total deposits at December 31, 2013, compared to 33.88% of total deposits at December 31, 2012.  Brokered deposits represented 0.69% of total deposits at December 31, 2013 and 1.12% of total deposits at December 31, 2012.

At December 31, 2013, borrowings consisted of advances from the FHLB of $79.5 million, Floating Rate Junior Subordinated Debentures (the “Debentures”) of $6.0 million and our modified senior loan of $2.9 million, which includes the unamortized balance of $498 thousand from the deferred gain on the debt restructuring.  At December 31, 2012, borrowings consisted of advances from the FHLB of $79.5 million, Debentures of $6.0 million and our senior loan of $5.0 million.  FHLB advances were 23.91% of total assets at December 31, 2013 compared to 21.27% of total assets at December 31, 2012.  The weighted average cost of advances decreased 18 basis points from 2.67% at December 31, 2012 to 2.49% at December 31, 2013 primarily because we refinanced $28.0 million of advances in June 2013.  Senior debt decreased by $2.1 million in connection with the restructuring of our senior loan during the third quarter of 2013, net of the deferral of a portion of the gain from interest forgiveness of $1.8 million that was part of the Recapitalization.

Stockholders’ equity was $25.6 million, or 7.70% of the Company’s total assets, at December 31, 2013, compared to $18.0 million, or 4.82% of the Company’s total assets, at December 31, 2012.  The increase in stockholders’ equity during 2013 was due to the completion of the Recapitalization, which included exchanges of senior debt, all of our preferred stock and the associated accumulated dividends for shares of common stock, the interest forgiveness described above, and the sale of over $4.2 million of new common stock.  At December 31, 2013, the Bank’s Total Risk-Based Capital ratio was 16.95%, its Tier 1 Risk-Based Capital ratio was 15.65%, and its Core Capital and Tangible Capital ratios were 10.24%.

Asset Quality

During 2013, we decreased our non-performing assets (“NPAs”), including non-performing loans and REO, by $25.5 million, or 56.28%.  This decrease included a reduction of $19.4 million, or 52.27%, in our NPLs, and a reduction of $6.1 million, or 74.47%, in our REO.  NPAs were $19.8 million, or 5.95% of total assets at December 31, 2013, as compared to $45.3 million, or 12.11% of total assets, at December 31, 2012.

Non-performing loans were $17.7 million at December 31, 2013, as compared to $37.1 million at December 31, 2012.  These loans consist of delinquent loans that are 90 days or more past due and other loans, including troubled debt restructurings, that do not qualify for accrual status.  The $19.4 million decrease in NPLs during 2013 was primarily due to the sale of $15.5 million of NPLs, the transfer of $2.6 million of such loans to REO and the payoff of another $2.1 million of NPLs.  The NPLs at December 31, 2013 included 17 church loans totaling $11.7 million, six multi-family residential real estate loans totaling $3.0 million, ten one-to-four family residential real estate loans totaling $1.4 million, two commercial real estate loans totaling $1.4 million and two commercial loans totaling $150 thousand.

We continually monitor our loan portfolio, including our NPLs, to determine the adequacy of our allowance for loan and lease losses (“ALLL”) and the best course of action to recover the principal balance and accrued interest on our loans.  As part of that process, we monitor the amount and percentage of our NPLs that are paying currently, but nonetheless must be classified as NPLs for reasons unrelated to payments.  As of December 31, 2013, $8.2 million, or 46.33%, of our $17.7 million of total NPLs were current in their payments.  As of December 31, 2013, we had written down 69.58% of our NPLs to $9.2 million based on current appraisals by third parties to fair value, net of estimated selling costs.  The remaining $8.5 million of NPLs at December 31, 2013 did not require write downs because the average loan-to-value ratio on these loans was 50.22%.

Subsequent to the end of 2013, we received payoffs of $3.7 million on four loans to two borrowers.  The receipt of $2.6 million for two of these loans, which were NPLs secured by church properties, reduced our classified assets, delinquencies and NPLs by $2.4 million in early 2014 and the balance of this payoff will increase our ALLL as of the end of the first quarter of 2014 by $152 thousand through the recognition of a recovery.  In addition, we reversed a specific reserve of $168 thousand that we had previously booked for one of these two NPLs.

The payoff of $1.1 million for the other two loans, which were secured by a sports franchise, will be included in earnings as a recapture of loan losses because these loans had been fully written off in late 2011.

At December 31, 2013, the Bank’s REO of $2.1 million consisted of five commercial real estate properties, four of which are church buildings.  During 2013, six church loans totaling $3.0 million were foreclosed and transferred to REO.  As part of our efforts to reduce non-performing assets, fourteen REO properties were sold during 2013 for net proceeds of $8.6 million and a net gain of $112 thousand.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
Assets
Cash and due from banks	$8,241	$13,420
Federal funds sold	49,955	50,940
Cash and cash equivalents	58,196	64,360
Securities available-for-sale, at fair value	9,397	13,378
Loans receivable held for sale, at lower of cost or fair value	—	19,051
Loans receivable held for investment, net of allowance of $10,146 and $11,869	247,847	251,723
Accrued interest receivable	1,107	1,250
Federal Home Loan Bank (FHLB) stock	3,737	3,901
Office properties and equipment, net	2,725	2,617
Real estate owned (REO)	2,084	8,163
Bank owned life insurance	2,756	2,688
Investment in affordable housing limited partnership	1,309	1,528
Other assets	3,323	5,034
Total assets	$332,481	$373,693
Liabilities and stockholders’ equity
Liabilities:
Deposits	$214,405	$257,071
FHLB advances	79,500	79,500
Junior subordinated debentures	6,000	6,000
Senior debt	2,923	5,000
Accrued interest payable	718	1,941
Dividends payable	—	2,104
Advance payments by borrowers for taxes and insurance	776	711
Other liabilities	2,569	3,359
Total liabilities	306,891	355,686
Stockholders’ Equity:
Preferred stock, $.01 par value, authorized 1,000,000 shares:
Preferred non-cumulative and non-voting stock, no shares issued and outstanding at December 31, 2013 and 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C issued and outstanding at December 31, 2012	—	2,457
Senior preferred cumulative and non-voting stock, Series D, no shares issued and outstanding at December 31, 2013 and 9,000 shares issued and outstanding at December 31, 2012	—	8,963
Senior preferred cumulative and non-voting stock, Series E, no shares issued and outstanding at December 31, 2013 and 6,000 shares issued and outstanding at December 31, 2012	—	5,974
Preferred stock discount	—	(598)
Common stock, $.01 par value, voting, authorized 50,000,000 shares at December 31, 2013 and 8,000,000 shares at December 31, 2012; issued 19,630,473 shares at December 31, 2013 and 2,013,942 shares at December 31, 2012; outstanding 19,526,482 shares at December 31, 2013 and 1,917,422 shares at December 31, 2012	196	20
Common stock, $.01 par value, non-voting, authorized 5,000,000 shares at December 31, 2013 and no shares at December 31, 2012; issued and outstanding 698,200 shares at December 31, 2013 and no shares at December 31, 2012	7	—
Additional paid-in capital	35,704	10,095
Accumulated deficit	(9,068)	(7,988)
Accumulated other comprehensive income, net of taxes of $400 at December 31, 2013 and December 31, 2012	80	318
Treasury stock-at cost, 103,991 shares at December 31, 2013 and 96,520 shares at December 31, 2012	(1,329)	(1,234)
Total stockholders’ equity	25,590	18,007
Total liabilities and stockholders’ equity	$332,481	$373,693

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share)
Interest income:
Interest and fees on loans receivable	$3,911	$4,324	$15,331	$19,279
Interest on mortgage backed and other securities	66	99	306	491
Other interest income	92	66	329	121
Total interest income	4,069	4,489	15,966	19,891
Interest expense:
Interest on deposits	511	684	2,239	3,246
Interest on borrowings	550	743	2,625	3,180
Total interest expense	1,061	1,427	4,864	6,426

Net interest income before provision for loan losses	3,008	3,062	11,102	13,465
Provision for loan losses	—	—	414	1,190
Net interest income after provision for loan losses	3,008	3,062	10,688	12,275

Non-interest income:
Service charges	133	153	536	593
Loan servicing fees, net	—	(7)	18	(175)
Net gains (losses) on sales of loans	13	27	110	(253)
Net gains on sales of REO	122	4	112	292
Gain (loss) on sale/disposal of office properties and equipment	(19)	—	(19)	2,523
Gain on sale of securities	—	—	—	50
Gain on restructuring of debt	—	—	1,221	—
Other	31	26	144	103
Total non-interest income	280	203	2,122	3,133

Non-interest expense:
Compensation and benefits	1,418	1,578	5,846	6,239
Occupancy expense, net	311	346	1,243	1,288
Information services	209	218	845	882
Professional services	303	162	861	692
Provision for (recapture of) losses on loans held for sale	—	(3)	153	(84)
Provision for losses on REO	46	479	590	1,218
FDIC insurance	178	198	751	860
Office services and supplies	96	117	408	447
Other	770	840	2,410	2,449
Total non-interest expense	3,331	3935	13,107	13,991

Income (loss) before income taxes	(43)	(670)	(297)	1,417
Income tax expense (benefit)	(2)	(20)	4	829
Net income (loss)	$(41)	$(650)	$(301)	$588

Other comprehensive loss, net of tax:
Unrealized loss on securities available for sale	$(16)	$(131)	$(238)	$(203)
Reclassification of net gains included in net income	—	—	—	(50)
Other comprehensive loss, net of tax	(16)	(131)	(238)	(253)

Comprehensive income (loss)	$(57)	$(781)	$(539)	$335

Net income (loss)	$(41)	$(650)	$(301)	$588
Dividends and discount accretion on preferred stock	—	(423)	(779)	(1,281)
Loss allocable to common stockholders	$(41)	$(1,073)	$(1,080)	$(693)

Loss per common share-basic	$0.00	$(0.57)	$(0.13)	$(0.38)
Loss per common share-diluted	$0.00	$(0.57)	$(0.13)	$(0.38)
Dividends declared per share-common stock	$—	$—	$—	$—

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2013	2012

Regulatory Capital Ratios:
Core Capital Ratio	10.24%	8.82%
Tangible Capital Ratio	10.24%	8.82%
Tier 1 Risk-Based Capital Ratio	15.65%	13.12%
Total Risk-Based Capital Ratio	16.95%	14.41%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	6.89%	10.23%

Non-performing assets as a percentage of total assets	5.95%	12.11%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	3.95%	4.51%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	57.32%	44.09%

Allowances for loan losses as a percentage of non-performing assets	51.96%	28.14%

Net loan charge-offs as a percentage of average loans for twelve months ended December 31	0.82%	2.04%

Non-performing assets:
Non-accrual loans
Loans receivable held for investment	$17,702	$26,922
Loans receivable held for sale	—	10,168
Total non-accrual loans	17,702	37,090
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	2,084	8,163
Total non-performing assets	$19,786	$45,253

	Three Months ended December 31,				Twelve Months ended December 31,
	2013		2012		2013	2012
Performance Ratios:
Return on average assets	-0.05	%(A)	-0.68	%(A)	-0.09%	0.15%
Return on average equity	-0.64	%(A)	-13.91	%(A)	-1.47%	3.13%
Average equity to average assets	7.62%		4.92%		5.84%	4.76%
Non-interest expense to average assets	3.97	%(A)	4.14	%(A)	3.75%	3.55%
Efficiency ratio (1)	99.33%		105.94%		102.84%	91.35%
Net interest rate spread (2)	3.65	%(A)	3.20	%(A)	3.26%	3.39%
Net interest rate margin (3)	3.73	%(A)	3.29	%(A)	3.32%	3.47%

(1)         Efficiency ratio represents non-interest expense (less provision for losses) divided by net interest income before provision for loan losses plus non-interest income.

(2)         Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)         Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)       Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2013	2012	2013	2012
Total assets	$332,481	$373,693	$332,481	$373,693
Total gross loans, excluding loans held for sale	$256,887	$263,126	$256,887	$263,126
Total equity	$25,590	$18,007	$25,590	$18,007
Average assets	$335,492	$379,939	$349,813	$394,415
Average loans	$261,320	$301,032	$259,747	$325,029
Average equity	$25,565	$18,696	$20,433	$18,772
Average interest-earning assets	$322,976	$372,792	$334,483	$387,677
Average interest-bearing liabilities	$305,440	$353,703	$322,598	$368,867
Net income (loss)	$(41)	$(650)	$(301)	$588
Total income	$3,307	$3,265	$12,022	$14,075
Non-interest expense	$3,285	$3,459	$12,364	$12,857
Efficiency ratio	99.33%	105.94%	102.84%	91.35%
Non-accrual loans	$17,702	$37,090	$17,702	$37,090
REO, net	$2,084	$8,163	$2,084	$8,163
ALLL	$10,146	$11,869	$10,146	$11,869
Allowance for loss on loans held for sale	$—	$318	$—	$318
REO-Allowance	$134	$546	$134	$546
Interest income	$4,069	$4,489	$15,966	$19,891
Interest expense	$1,061	$1,427	$4,864	$6,426
Net interest income	$3,008	$3,062	$11,102	$13,465
Net loans charge-offs	$193	$5,115	$2,137	$6,620